Exhibit 99.1

News Release

For Immediate Release

ALERIS ANNOUNCES ENHANCED LIQUIDITY MEASURES

BEACHWOOD, OH—September 15, 2008—Aleris Announces Enhanced Liquidity Measures. In response to the current environment of historically high prices and volatility in the forward aluminum price on the London Metal Exchange (LME), Aleris has taken steps to preserve its existing liquidity position and enhance its liquidity position going forward.

As of June 30, 2008, Aleris had over $440 million of revolver and cash availability. In order to preserve this level of liquidity in the current environment of increased volatility of the LME, Aleris has increased the size of its revolving credit facility by $244 million from up to $850 million to up to approximately $1.1 billion, subject to applicable borrowing bases. This increase will help Aleris maintain its June 30, 2008 liquidity position by providing increased availability under its revolving credit facility in the event, and as a result, of the LME continuing its long-term upward trend.

In addition, Aleris has adjusted its metal hedging strategy to preserve our liquidity position by unwinding certain hedges that are related to base inventory levels, which will expose the Company to more metal price lag or one-time timing difference between the cost of metal and the price of metal sold. Aleris believes that exposing a greater portion of its inventory to metal price lag will enhance its liquidity position during this period of aluminum price volatility. This adjustment in hedging strategy, which will result in payments to settle hedge contracts, coupled with the recent decline in the LME from its all time high (though still at historically high levels), which negatively impacted selling prices, will result in third quarter adjusted EBITDA from continuing operations to be negatively impaired by metal price lag. Aleris expects this negative impact to be more than offset by positive free cash flow associated with the decline in the LME that will result in lower working capital needs.

Aleris believes these measures will maintain its current liquidity position and should facilitate our ability to react to an unexpected increase in the LME.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood,

Ohio, a suburb of Cleveland, the Company operates over 40 production facilities in North America, Europe, South America and Asia, and has approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating Aleris’s acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended June 30, 2008, particularly the sections entitled “Risk Factors” contained therein.

Contact:	Sean M. Stack

Aleris International, Inc.

Phone # 216-910-3504